As filed with the Securities and Exchange Commission on August 3, 2007

Registration No. 333-50887

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NOS. 333-50887,
333-84107, 333-40614 AND 333-126502

Under The Securities Act of 1933

SM&A

(Exact name of registrant as specified in its charter)

Delaware	33-0080929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, Eighth Floor
Newport Beach, California 92660
(949) 975-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Second Amended and Restated Equity Incentive Plan

(Full title of the plan)

STEVE D. HANDY
Senior Vice President and Chief Financial Officer
SM&A
4695 MacArthur Court, Eighth Floor
Newport Beach, CA 92660
(949) 975-1550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Thomas A. Waldman

Bingham McCutchen LLP

355 South Grand Avenue, Suite 4400

Los Angeles, CA 90071

(213) 680-6400

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following registration statements of SM&A (“Registrant”) (collectively, the “Registration Statements”):

Registration statements on Form S-8 (File No. 333-50887) filed with the Securities and Exchange Commission (the “Commission”) on April 24, 1998, pertaining to the registration of 1,500,000 shares of Registrant’s Common Stock, par value of $0.0001 per share, issuable under the 1997 Stock Option Plan (subsequently renamed “Second Amended and Restated Equity Incentive Plan”).

Registration statements on Form S-8 (File No. 333-84107) filed with the Securities and Exchange Commission (the “Commission”) on July 30, 1999, pertaining to the registration of 1,000,000 shares of Registrant’s Common Stock, par value of $0.0001 per share, issuable under the Amended 1997 Stock Option Plan (subsequently renamed “Second Amended and Restated Equity Incentive Plan”).

Registration statements on Form S-8 (File No. 333-40614) filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2000, pertaining to the registration of 1,500,000 shares of Registrant’s Common Stock, par value of $0.0001 per share, issuable under the Amended 1997 Stock Option Plan (subsequently renamed “Second Amended and Restated Equity Incentive Plan”).

Registration statements on Form S-8 (File No. 333-126502) filed with the Securities and Exchange Commission (the “Commission”) on July 11, 2005, pertaining to the registration of 1,000,000 shares of Registrant’s Common Stock, par value of $0.0001 per share, issuable under the Second Amended and Restated Equity Incentive Plan.

The plans identified above are collectively referred to as the “Plans.”

In accordance with an undertaking made by Registrant in this Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s Common Stock which remain unsold at the termination of the offering, the Registrant hereby de-registers 1,098,945 shares of Registrant’s Common Stock originally reserved for issuance under the Plan and registered under the Registration Statements listed above.   Such shares will remain unissued at the effective time of the termination of the Plan.

The Registrant is separately filing a Registration Statement on Form S-8 covering 1,500,000 shares under the 2007 Equity Incentive Plan, approved by the shareholders of the Registrant in June 2007.

TABLE OF CONTENTS

PART II
Item 3. Incorporation of Documents by Reference
Item 8. Exhibits
SIGNATURES
Index To Exhibits
EXHIBIT 24.1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

24.1     Power of Attorney (included on page II-2).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California, on August 3, 2007.

SM&A a Delaware corporation

By:	/s/ STEVE D. HANDY
Steve D. Handy
Senior Vice President and Chief Financial Officer

We, the undersigned directors and officers of SM&A, do hereby constitute and appoint Cathy L. McCarthy and Steve D. Handy our true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for us and in our name, place and stead, in any and all capacities to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, with all exhibits thereto and other documents in connection therewith, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ CATHY L. MCCARTHY	President and Chief Executive Officer	August 3, 2007
Cathy L. McCarthy

/s/ STEVE D. HANDY	Senior Vice President and Chief Financial Officer	August 3, 2007
Steve D. Handy

/s/ DWIGHT L. HANGER	Chairman of the Board	August 3, 2007
Dwight L. Hanger

/s/ WILLIAM C. BOWES	Director	August 3, 2007
William C. Bowes

/s/ CATHY L. MCCARTHY	Director	August 3, 2007
Cathy L. McCarthy

/s/ J. CHRISTOPHER LEWIS	Director	August 3, 2007
J. Christopher Lewis

/s/ JOSEPH B. REAGAN	Director	August 3, 2007
Joseph B. Reagan

/s/ ROBERT RODIN	Director	August 3, 2007
Robert Rodin

/s/ JOHN P. STENBIT	Director	August 3, 2007
John P. Stenbit

/s/ ROBERT J. UNTRACHT	Director	August 3, 2007
Robert J. Untracht

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